Exhibit 99

Journal Communications Reports Third Quarter 2010 Results

MILWAUKEE--(BUSINESS WIRE)--October 20, 2010--Journal Communications, Inc. (NYSE:JRN) today announced results for its third quarter ended September 26, 2010:

  Revenue of $101.6 million, up 1.7% from Q3, 2009
  Television revenue up 22.3%, Radio revenue up 3.1% from Q3, 2009
  Operating earnings of $11.0 million, up 172.4% from Q3, 2009
  Operating margin of 10.9%, up from 4.1% in Q3, 2009
  Diluted EPS from continuing operations of $0.11, up from $0.03 in Q3, 2009
  Cash provided by operating activities of $47.9 million year-to-date compared to $54.3 million for three quarters of 2009
  Notes payable to banks of $112.4 million, down almost $39.0 million from year end 2009

“Operating earnings of $11.0 million increased significantly in the third quarter compared to last year led by double digit revenue growth in Broadcast,” said Steven Smith, Chairman of the Board and Chief Executive Officer of Journal Communications. “The primary drivers of the Broadcast revenue increase were political and issue advertising of $4.7 million and a 30.5% increase in automotive advertising. Publishing revenue was down 6.5%. Declines in publishing continue to moderate in key advertising categories including classifieds.

“We continue to use our cash to reduce debt, down $5.4 million this quarter, while selectively investing in our people, local programming, promotional initiatives and capital projects.

“Our focus remains on growing revenue in our markets through expanded local content and enhanced sales initiatives. We will continue to emphasize local programming like Cool in Vegas in Broadcast and new sales initiatives like DealWatch in Publishing in order to grow audiences and build revenues.”

Third Quarter 2010 Results

Note that unless otherwise indicated, all comparisons are to the third quarter ended September 27, 2009.

For the third quarter, revenue from continuing operations of $101.6 million increased 1.7% compared to $100.0 million. Operating earnings of $11.0 million increased 172.4% compared to $4.1 million, which included a $4.2 million charge for workforce reductions and a $0.8 million increase in a sales and use tax reserve last year. Net earnings were $6.3 million compared to $1.8 million.

In the third quarter, basic and diluted net earnings per share of class A and B common stock were $0.11 for both. This compared to basic and diluted net earnings per share of $0.02 for both in 2009. Basic and diluted earnings per share of class A and B common stock from continuing operations were $0.11 for both. This compared to basic and diluted earnings per share from continuing operations of $0.03 for both in 2009. Basic and diluted loss per share of class A and B common stock from discontinued operations were $0.01 for both in 2009.

The operating margin was 10.9% for the third quarter compared to 4.1%. EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and, if any, non-cash impairment charges) was $17.6 million compared to $11.0 million, an increase of 60.7%.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the third quarters of 2010 and 2009.

	3Q 2010	3Q 2009	% Change
Revenue:
Publishing	$ 43.4	$ 46.5	(6.5)
Broadcasting	48.5	42.5	14.2
Printing services	9.8	11.1	(11.2)
Corporate eliminations	(0.1)	(0.1)	--
Total Revenue	$ 101.6	$ 100.0	1.7

Operating earnings (loss):
Publishing	$ 3.1	$ 1.6	93.0
Broadcasting	10.0	4.5	123.6
Printing services	(0.2)	(0.5)	62.8
Corporate	(1.8)	(1.5)	(22.2)
Total operating earnings (loss)	$ 11.0	$ 4.1	172.4

Overall, total expenses of $90.6 million decreased 5.6% compared to $95.9 million. Excluding $1.5 million in cash bonuses paid this quarter to employees who were impacted by the wage reduction program implemented in 2009 and the $4.2 million charge for workforce reductions and the $0.8 million increase in a sales and use tax reserve in last year’s third quarter, total expenses decreased 2.0%. The impact of many of the permanent cost saving initiatives implemented during 2009 have now been in place for over a year.

Publishing

For the third quarter, publishing revenue decreased 6.5% to $43.4 million compared to $46.5 million, largely due to continued decreases in the retail and classified advertising categories and circulation revenue, partially offset by an increase in commercial print and national advertising revenue. Operating earnings from publishing were $3.1 million compared to $1.6 million, an increase of 93.0%. Excluding a $3.8 million charge for workforce reductions and a $0.8 million increase in a sales and use tax reserve in the third quarter 2009, operating earnings would have been $6.2 million in the third quarter 2009. Total newsprint and paper expense in publishing was $4.4 million compared to $3.5 million, a 25.3% increase primarily due to an increase in the price per ton of newsprint.

Revenue at the daily newspaper for the third quarter decreased 6.4% to $35.9 million compared to $38.4 million. Retail advertising revenue at the daily newspaper decreased 13.8%. Classified advertising revenue at the daily newspaper decreased 8.9% largely due to a decrease in the real estate advertising category. Interactive advertising revenue at the daily newspaper increased 17.1% to $2.8 million compared to $2.4 million, primarily due to an increase in retail sponsorships and national schedules. Circulation revenue decreased 5.0% due to decline in net paid circulation. Operating earnings from the daily newspaper were $2.4 million compared to $0.8 million, an increase of 185.5%. Excluding a $3.8 million charge for workforce reductions and a $0.8 million increase in a sales and use tax reserve last year, operating earnings would have been $5.5 million. Daily newspaper operating expenses decreased 10.7%. Excluding the $3.8 million charge for workforce reductions and $0.8 million increase in a sales and use tax reserve last year, operating expenses at the daily newspaper increased by 1.9%. The increase in operating expenses was primarily due to a $0.8 million increase in newsprint and paper expense.

Community newspapers and shoppers revenue for the third quarter decreased 7.1% to $7.5 million compared to $8.1 million. The decrease was primarily due to declines in automotive, retail and real estate advertising revenue. Operating earnings from community newspapers and shoppers were $0.7 million compared to $0.8 million, a decrease of 7.8%. Operating expenses were down 7.0%, primarily due to cost savings from previous workforce reductions and reduced expenses related to revenue declines.

Broadcasting

For the third quarter, broadcasting revenue increased 14.2% to $48.5 million compared to $42.5 million. National advertising revenue increased 23.5% primarily due to an increase in automotive advertising. Local advertising revenue, excluding political and issue advertising, was essentially flat. Total broadcast political and issue advertising revenue was $4.7 million compared to $0.6 million. Retransmission revenue was $1.7 million compared to $1.2 million. Broadcasting operating earnings of $10.0 million increased 123.6% compared to $4.5 million primarily due to the increase in revenue.

Revenue from television stations for the third quarter increased 22.3% to $30.0 million compared to $24.5 million. Television political and issue advertising revenue was $4.3 million compared to $0.5 million. Television automotive advertising increased $1.7 million. Operating earnings were $5.5 million compared to operating earnings of $0.5 million. Television operating expenses increased 1.9%.

For the third quarter, revenue from radio stations increased 3.1% to $18.5 million from $18.0 million. Radio political and issue advertising revenue was $0.4 million compared to $0.1 million. Operating earnings from radio stations were $4.5 million compared to $4.0 million. Radio operating expenses increased 0.4%.

Printing Services

For the third quarter, revenue from printing services decreased 11.2% to $9.8 million compared to $11.1 million due to continued weakness in the printing industry and the previously anticipated reduction in revenue from certain printing customers. The operating loss of $0.2 million compares to an operating loss of $0.5 million.

Corporate

Revenue eliminations were $0.1 million in each of the third quarters of 2010 and 2009. The operating loss was $1.8 million compared to $1.5 million primarily due to an increase in the accrual for annual incentive compensation related to the improvement in overall operating earnings of the company.

Discontinued Operations

There were no results from discontinued operations in the third quarter 2010. For the third quarter of 2009, the loss from the discontinued operations of PrimeNet Marketing Services was $0.2 million.

Non-Operating Items

For the third quarter, other expense, which primarily consists of interest expense, was $1.0 million compared to $0.6 million. The interest expense increase reflects the increase in borrowing rates under our amended and extended credit agreement entered into on August 13, 2010.

The third quarter effective tax rate was 37.4% compared to 40.0%. The decrease in the effective tax rate is primarily due to the filing of certain amended federal tax returns.

Debt and Cash Flows

At quarter end, our debt was $112.4 million. During the quarter and year-to-date, debt was reduced by $5.4 million and $39.0 million, respectively. Our consolidated funded debt ratio, as defined in our credit agreement, was 1.33 - to-1. Year-to-date cash from operating activities was $47.9 million compared to $54.3 million (which included income tax refunds of $12.3 million). Year-to-date capital expenditures were $7.8 million compared to $5.5 million. Current year expenditures include $1.4 million related to the Wichita tower replacement for which we have received insurance proceeds.

Fourth Quarter 2010 Outlook

For the fourth quarter of 2010, we anticipate that publishing and printing services segment revenues will continue to be down compared to the prior year period reflecting challenges with publishing advertising revenue and printing volumes. Broadcasting segment revenues are expected to be up compared to the prior year period due to increased political, local and national advertising.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (888) 679-8034 (domestic) or (617) 213-4847 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 29810124. A live webcast of the third quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through November 3, 2010. Replays of the conference call will be available October 20 through November 3, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 42068724. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Third Quarter (A)			Three Quarters (B)
	2010	2009	% Change	2010	2009	% Change

Revenue:
Publishing	$ 43,439	$ 46,479	(6.5)	$ 135,377	$ 144,036	(6.0)
Broadcasting	48,482	42,453	14.2	138,099	125,410	10.1
Printing services	9,842	11,086	(11.2)	31,589	36,621	(13.7)
Corporate eliminations	(149)	(60)	(148.3)	(540)	(328)	(64.6)
Total revenue	101,614	99,958	1.7	304,525	305,739	(0.4)

Operating costs and expenses:
Publishing	28,802	31,878	(9.6)	86,670	99,319	(12.7)
Broadcasting	24,502	25,231	(2.9)	68,398	70,643	(3.2)
Printing services	8,642	9,957	(13.2)	26,442	32,216	(17.9)
Corporate eliminations	(149)	(76)	(96.1)	(540)	(358)	(50.8)
Total operating costs and expenses	61,797	66,990	(7.8)	180,970	201,820	(10.3)

Selling and administrative expenses	28,784	28,917	(0.5)	88,021	90,755	(3.0)
Broadcast license impairment	--	--	N/A	--	18,975	N/A
Total operating costs and expenses
and selling and administrative
expenses	90,581	95,907	(5.6)	268,991	311,550	(13.7)

Operating earnings (loss)	11,033	4,051	172.4	35,534	(5,811)	N/A

Other income and (expense):
Interest income	25	--		58	--
Interest expense	(996)	(645)		(2,102)	(2,194)
Total other income and (expense)	(971)	(645)	50.5	(2,044)	(2,194)	(6.8)

Earnings (loss) from continuing operations before income taxes	10,062	3,406	195.4	33,490	(8,005)	N/A

Provision (benefit) for income taxes	3,767	1,362	176.6	13,168	(5,782)	N/A

Earnings (loss) from continuing operations	6,295	2,044	208.0	20,322	(2,223)	N/A

Loss from discontinued operations, net of tax	-	(219)	N/A	(624)	(663)	5.9

Net earnings (loss)	$ 6,295	$ 1,825	244.9	$ 19,698	$ (2,886)	N/A

Weighted average number of shares-Class A and B common stock:
Basic and diluted	50,866,367	50,499,814		50,755,386	50,362,904

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.11	$ 0.03		$ 0.34	$ (0.07)
Discontinued operations	--	(0.01)		(0.01)	(0.01)
Net earnings (loss)	$ 0.11	$ 0.02		$ 0.33	$ (0.08)

Diluted - Class A and B common stock:
Continuing operations	$ 0.11	$ 0.03		$ 0.34	$ (0.07)
Discontinued operations	--	(0.01)		(0.01)	(0.01)
Net earnings (loss)	$ 0.11	$ 0.02		$ 0.33	$ (0.08)

Basic and diluted - Class C common stock:
Continuing operations	$ 0.25	$ 0.17		$ 0.77	$ 0.43
Discontinued operations	--	--		(0.01)	--
Net earnings	$ 0.25	$ 0.17		$ 0.76	$ 0.43

(A) 2010 third quarter: June 28, 2010 to September 26, 2010
2009 third quarter: June 29, 2009 to September 27, 2009
(B) 2010 three quarters: December 28, 2009 to September 26, 2010
2009 three quarters: December 29, 2008 to September 27, 2009

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Third Quarter (A)			Three Quarters (B)
	2010	2009	% Change	2010	2009	% Change
Revenue
Publishing	$ 43,439	$ 46,479	(6.5)	$ 135,377	$ 144,036	(6.0)
Broadcasting	48,482	42,453	14.2	138,099	125,410	10.1
Printing services	9,842	11,086	(11.2)	31,589	36,621	(13.7)
Corporate eliminations	(149)	(60)	(148.3)	(540)	(328)	(64.6)
	$ 101,614	$ 99,958	1.7	$ 304,525	$ 305,739	(0.4)

Operating earnings (loss)
Publishing	$ 3,066	$ 1,589	93.0	$ 13,078	$ 5,344	144.7
Broadcasting	9,987	4,466	123.6	27,381	(5,606)	N/A
Printing services	(188)	(505)	62.8	920	(427)	N/A
Corporate	(1,832)	(1,499)	(22.2)	(5,845)	(5,122)	(14.1)
	$ 11,033	$ 4,051	172.4	$ 35,534	$ (5,811)	N/A

Depreciation and amortization
Publishing	$ 2,825	$ 3,016	(6.3)	$ 8,625	$ 9,094	(5.2)
Broadcasting	3,205	3,253	(1.5)	9,609	9,955	(3.5)
Printing services	458	531	(13.7)	1,487	1,581	(5.9)
Corporate	123	131	(6.1)	367	400	(8.3)
	$ 6,611	$ 6,931	(4.6)	$ 20,088	$ 21,030	(4.5)

(A) 2010 third quarter: June 28, 2010 to September 26, 2010
2009 third quarter: June 29, 2009 to September 27, 2009
(B) 2010 three quarters: December 28, 2009 to September 26, 2010
2009 three quarters: December 29, 2008 to September 27, 2009

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Third Quarter of 2010 (A)			Third Quarter of 2009 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 13,518	$ 5,166	$ 18,684	$ 15,675	$ 5,467	$ 21,142	(13.8)	(5.5)	(11.6)
Classified	5,173	1,126	6,299	5,679	1,377	7,056	(8.9)	(18.2)	(10.7)
National	1,261	--	1,261	989	--	989	27.5	N/A	27.5
Direct Marketing	15	--	15	82	--	82	(81.7)	N/A	(81.7)
Total advertising revenue	19,967	6,292	26,259	22,425	6,844	29,269	(11.0)	(8.1)	(10.3)
Circulation revenue	12,210	520	12,730	12,858	534	13,392	(5.0)	(2.6)	(4.9)
Other revenue	3,736	714	4,450	3,097	721	3,818	20.6	(1.0)	16.6
Total revenue	$ 35,913	$ 7,526	$ 43,439	$ 38,380	$ 8,099	$ 46,479	(6.4)	(7.1)	(6.5)

Operating earnings	$ 2,364	$ 702	$ 3,066	$ 828	$ 761	$ 1,589	185.5	(7.8)	93.0

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 29,960	$ 18,522	$ 48,482	$ 24,492	$ 17,961	$ 42,453	22.3	3.1	14.2

Operating earnings	$ 5,506	$ 4,481	$ 9,987	$ 488	$ 3,978	$ 4,466	1,028.3	12.6	123.6

	Three Quarters of 2010 (C)			Three Quarters of 2009 (D)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 43,156	$ 15,815	$ 58,971	$ 47,615	$ 18,022	$ 65,637	(9.4)	(12.2)	(10.2)
Classified	15,277	3,421	18,698	17,109	4,065	21,174	(10.7)	(15.8)	(11.7)
National	3,584	--	3,584	3,583	--	3,583	0.0	N/A	0.0
Direct Marketing	132	--	132	543	--	543	(75.7)	N/A	(75.7)
Total advertising revenue	62,149	19,236	81,385	68,850	22,087	90,937	(9.7)	(12.9)	(10.5)
Circulation revenue	37,276	1,447	38,723	38,216	1,556	39,772	(2.5)	(7.0)	(2.6)
Other revenue	13,031	2,238	15,269	10,880	2,447	13,327	19.8	(8.5)	14.6
Total revenue	$ 112,456	$ 22,921	$ 135,377	$ 117,946	$ 26,090	$ 144,036	(4.7)	(12.1)	(6.0)

Operating earnings	$ 11,318	$ 1,760	$ 13,078	$ 4,073	$ 1,271	$ 5,344	177.9	38.5	144.7

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 87,684	$ 50,415	$ 138,099	$ 77,099	$ 48,311	$ 125,410	13.7	4.4	10.1

Operating earnings (loss)	$ 16,082	$ 11,299	$ 27,381	$ (11,722)	$ 6,116	$ (5,606)	N/A	84.7	N/A

Broadcast license impairment	$ -	$ -	$ -	$ 14,845	$ 4,130	$ 18,975	N/A	N/A	N/A

Adjusted operating earnings	$ 16,082	$ 11,299	$ 27,381	$ 3,123	$ 10,246	$ 13,369	415.0	10.3	104.8

(A) 2010 third quarter: June 28, 2010 to September 26, 2010
(B) 2009 third quarter: June 29, 2009 to September 27, 2009
(C) 2010 three quarters: December 28, 2009 to September 26, 2010
(D) 2009 three quarters: December 29, 2008 to September 27, 2009

NOTE:

Publishing and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings (loss) to consolidated EBITDA (unaudited)
(dollars in thousands)

	Third Quarter (A)		Three Quarters (B)
	2010	2009	2010	2009

Net earnings (loss)	$ 6,295	$ 1,825	$ 19,698	$ (2,886)
Loss from discontinued operations, net	-	219	624	663
Provision (benefit) for income taxes	3,767	1,362	13,168	(5,782)
Total other expense, net	971	645	2,044	2,194
Depreciation	6,134	6,437	18,632	19,549
Amortization	477	494	1,456	1,481
Broadcast license impairment	--	-	--	18,975
EBITDA	$ 17,644	$ 10,982	$ 55,622	$ 34,194

(A) 2010 third quarter: June 28, 2010 to September 26, 2010
2009 third quarter: June 29, 2009 to September 27, 2009
(B) 2010 three quarters: December 28, 2009 to September 26, 2010
2009 three quarters: December 29, 2008 to September 27, 2009

We define EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impairment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars in thousands)

	Third Quarter (A)				Three Quarters (B)
	2010		2009		2010		2009

Numerator for diluted earnings (loss) per share:
Dividends on class A and B common stock	$ -	*	$ -	*	$ -	*	$ 1,006	*
Dividends on class C common stock	463		463		1,391		1,391
Dividends on non-vested restricted stock	-		1		-		2
Total undistributed earnings (loss) from continuing operations
Class A and B	5,390	*	1,457	*	17,489	*	(4,622)	*
Class C	346		95		1,125		-
Non-vested restricted stock	96		28		317		-
Loss from discontinued operations
Class A and B	-		(202)		(576)		(663)
Class C	-		(13)		(37)		-
Non-vested restricted stock	-		(4)		(11)		-
Net earnings	$ 6,295		$ 1,825		$ 19,698		$ (2,886)

Denominator for diluted earnings (loss) per class A and B share:
Weighted average shares outstanding - Class A and B	50,866		50,500		50,755		50,363
Impact of non-vested restricted shares	-		-		-		-
Conversion of class C shares	-		-		-		-
Adjusted weighted average shares outstanding for class A and B	50,866	*	50,500	*	50,755	*	50,363	*

Diluted earnings (loss) per share of class A and B:
Continuing operations	$ 0.11	*	$ 0.03	*	$ 0.34	*	$ (0.07)	*
Discontinued operations	-		(0.01)		(0.01)		(0.01)
Net earnings (loss)	$ 0.11		$ 0.02		$ 0.33		$ (0.08)

* Included in calculation of diluted earnings per share from continuing operations - class A and B

(A) 2010 third quarter: June 28, 2010 to September 26, 2010
2009 third quarter: June 29, 2009 to September 27, 2009
(B) 2010 three quarters: December 28, 2009 to September 26, 2010
2009 three quarters: December 29, 2008 to September 27, 2009

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	September 26, 2010 (unaudited)	December 27, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 3,024	$ 3,369
Investments of variable interest entity	500	--
Receivables, net	57,845	62,543
Inventories, net	2,884	3,070
Prepaid expenses and other current assets	6,609	3,497
Syndicated programs	9,305	7,983
Deferred income taxes	3,516	4,899
Assets of discontinued operations	--	2,393
Total current assets	83,683	87,754
Property and equipment, net	189,899	201,541
Syndicated programs	3,659	3,285
Goodwill	9,098	9,098
Broadcast licenses	82,426	81,762
Other intangible assets, net	23,465	24,976
Deferred income taxes	56,049	63,368
Other assets	4,824	1,403
Total assets	$ 453,103	$ 473,187

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 23,821	$ 23,963
Accrued compensation	11,586	13,564
Accrued employee benefits	6,591	5,642
Deferred revenue	16,122	15,353
Syndicated programs	11,105	9,944
Other current liabilities	5,844	7,437
Current portion of long-term liabilities	527	440
Liabilities of discontinued operations	--	1,296
Total current liabilities	75,596	77,639
Accrued employee benefits	60,853	63,268
Syndicated programs	5,831	6,250
Long-term notes payable to banks	112,425	151,375
Other long-term liabilities	4,980	3,580
Shareholders' equity	192,254	171,075
Noncontrolling interest	1,164	--
Total liabilities and equity	$ 453,103	$ 473,187

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884